Exhibit 10.2

Voting Agreement Amendment

This Agreement dated December 10, 2003 amends the Voting Agreement dated December 26, 2002 (the “Voting Agreement”) between Chase Corporation (the “Company”) and the Trustees of the Edward L. Chase Revocable Trust (the “Trust”). For good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trust hereby amend the Voting Agreement as follows:

1. The first three lines of Section 1 are hereby amended to read as follows:

“For a period of ten (10) years commencing on January 28, 2003, or on any other date in 2003 upon which the Company’s Annual meeting is held and ending on January 28, 2013, or any other date in 2013…”

2. Section 2(a) is deleted in its entirety.

3. Section 2(d) is amended to read as follows: “Andrew Chase is Nominated by the Nominating Committee for a directorship on the 2004 through 2012 BOD of the Company.”

4.  Section 2(e) is amended to read as follows: “Andrew Chase is elected to the position of director at each of the Company’s annual shareholders meetings in 2004 through 2012.

5.               Section 2(g) is deleted.

6.  Section 3 is amended by adding a new clause (v) as follows: “(v) Andrew Chase for any reason informs the Trust that he no longer desires to serve as a member of the Board of Directors.”

7. Section 4 is amended by inserting the following at the beginning of such section: “Except in the case where the Trust shall have designated a person other than Andrew Chase to serve as its representative on the BOD,…”

This Agreement shall take effect as an instrument under seal and shall be governed by the substantive laws of the Commonwealth of Massachusetts.

In witness whereof, the parties have executed this instrument as of the date first written above.

Edward L. Chase Revocable Trust

By:	/s/ Sarah Chase

Chase Corporation

By:	/s/ Everett Chadwick
Title: Vice President – Finance, CFO